UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 15, 2025

Commission file number 001-16111

Global Payments Inc.

(Exact name of registrant as specified in charter)

Georgia	58-2567903
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

3550 Lenox Road, Atlanta, Georgia	30326
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (770) 829-8000

None

(Former name, former address and former fiscal year, if changed since last report)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of exchange on which registered
Common stock, no par value	GPN	New York Stock Exchange
4.875% Senior Notes due 2031	GPN31A	New York Stock Exchange

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2b under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

Revolving Credit Agreement

On May 15, 2025 (the “Closing Date”), Global Payments Inc. (the “Company”), together with certain wholly owned subsidiaries (the “Subsidiary Borrowers”), as borrowers, entered into a Credit Agreement (the “Revolving Credit Agreement”) with Bank of America, N.A., as administrative agent, and a syndicate of financial institutions, as lenders (the “Lenders”) and other agents.

The Revolving Credit Agreement provides for an unsubordinated unsecured $7.25 billion revolving credit facility (the “Revolving Credit Facility”), of which (a) $5.75 billion of commitments have been made available on the Closing Date and (b) an additional $1.5 billion of commitments will be made available upon the closing of the previously announced acquisition of Worldpay Holdco, LLC. Commitments under the Revolving Credit Facility may be increased to an aggregate amount not to exceed $7.5 billion. Certain borrowings on the date on which the Worldpay Acquisition (as defined in the Revolving Credit Agreement) becomes effective will be subject to limited conditionality, as provided in more detail in the Revolving Credit Agreement, and all other borrowings will be subject to customary conditionality.

The Revolving Credit Facility will mature on the fifth anniversary of the Closing Date. The Revolving Credit Agreement provides for up to two one-year maturity extensions.

The Company’s obligations under the Revolving Credit Agreement are not guaranteed by any person. The Company has provided a guarantee of any borrowings made by the Subsidiary Borrowers. Borrowings under the Revolving Credit Facility may be repaid prior to maturity without premium or penalty, subject to payment of certain customary expenses of Lenders and customary notice provisions.

Borrowings under the Revolving Credit Facility will be available to be made in US dollars, euros, sterling, Canadian dollars and, subject to certain conditions, certain other currencies at the option of the Company. Borrowings under the Revolving Credit Facility will bear interest, at the Company’s option, at a rate equal to (i) for SOFR-based currencies or certain alternative currencies, a secured overnight financing rate (subject to a 0.00% floor) or an alternative currency term rate (subject to a 0.00% floor), as applicable, (ii) for US dollar borrowings, a base rate, (iii) for US dollar borrowings, a daily floating secured overnight financing rate (subject to a 0.00% floor) or (iv) for certain alternative currencies, a daily alternative currency rate (subject to a 0.00% floor), in each case, plus an applicable margin. The applicable margin for borrowings other than base rate borrowings will range from 1.000% to 1.750% depending on the Company’s credit rating and is initially 1.375%.

The Revolving Credit Agreement contains customary affirmative covenants and restrictive covenants, including, among others, a financial covenant based on the Company’s net leverage ratio, and customary events of default, the occurrence of which, following any applicable cure period, would permit the lenders to, among other things, declare the principal, accrued interest and other obligations to be immediately due and payable.

The Revolving Credit Agreement replaced the existing Credit Agreement, dated as of August 19, 2022, as amended prior to the date hereof, among the Company, certain other borrowers from time to time party thereto, the lenders from time to time party thereto, and Bank of America, N.A., as administrative agent.

The foregoing description of the Revolving Credit Agreement and the Revolving Credit Facility is qualified in its entirety by reference to the Revolving Credit Agreement, a copy of which is attached as Exhibit 10.1 to this Current Report and incorporated herein by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 of this Current Report is incorporated by reference into this Item 2.03 insofar as it relates to the creation of a direct financial obligation.

Item 8.01. Other Events.

Reduction of Bridge Commitments

As previously disclosed, the Company entered into a commitment letter with JPMorgan Chase Bank, N.A. (together with the additional commitment parties party thereto, the “Commitment Parties”), pursuant to which the Commitment Parties committed to provide, subject to the satisfaction of customary closing conditions, a 364-day senior unsecured bridge loan facility (the “Bridge Facility”) in an aggregate principal amount of up to $7.7 billion. On May 15, 2025, upon effectiveness of the Revolving Credit Agreement, the Company reduced the commitments related to the Bridge Facility to $6.2 billion.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description
10.1	Credit Agreement, dated as of May 15, 2025, among Global Payments Inc., the other Borrowers party thereto, Bank of America, N.A., as Administrative Agent and an L/C Issuer and the other Lenders and L/C Issuers party thereto.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GLOBAL PAYMENTS INC.

Date: May 16, 2025	By:	/s/ Dara Steele-Belkin
Dara Steele-Belkin
General Counsel and Corporate Secretary